Exhibit 1.1

SIXTH AMENDMENT TO AMENDED AND RESTATED DEALER MANAGER AGREEMENT

This SIXTH AMENDMENT TO THE AMENDED AND RESTATED DEALER MANAGER AGREEMENT (this “Sixth Amendment”), effective as of May 26, 2017 (the “Effective Date”), is entered into by and among CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation (the “Company”), CARTER VALIDUS ADVISORS II, LLC, a Delaware limited liability company (the “Advisor”) and SC DISTRIBUTORS, LLC, a Delaware limited liability company (the “Dealer Manager”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Dealer Manager Agreement (defined below).
WHEREAS, the Company, the Advisor and the Dealer Manager are parties to that certain Amended and Restated Dealer Manager Agreement, dated June 10, 2014, as amended from time to time (the “Dealer Manager Agreement”); and
WHEREAS, the Company, the Advisor and the Dealer Manager desire to further amend the Dealer Manager Agreement to revise the total compensation payable on Class T Shares, as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 4(b).
Section 4(b) of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:
(b)    DISTRIBUTION AND SERVICING FEE.
(i) Amount.
Upon the terms set forth in the Prospectus and subject to the limitations set forth below, during the Primary Offering, and with respect to Class T Shares purchased in the Primary Offering only, the Company will pay to the Dealer Manager a distribution and servicing fee that accrues daily equal to 1/365th of up to 1.0% of the most recent offering price per Class T Share on a continuous basis from year to year (the “Distribution and Servicing Fee”), for providing the services described in Exhibit A attached hereto; provided, however, that upon the termination of the Primary Offering, the Distribution and Servicing Fee shall be an amount that accrues daily equal to 1/365th of up to 1.0% of the most recent estimated NAV per Class T Share on a continuous basis from year to year.
(ii) Payment.
The Company will pay the Distribution and Servicing Fee to the Dealer Manager on a monthly basis in arrears. The Dealer Manager will reallow all of the Distribution and Servicing Fee to Participating Broker-Dealers as marketing fees or to defray other distribution-related expenses; provided, however, that, beginning June 1, 2017, a Participating Broker-Dealer may provide written notice (the “Waiver”) to the Dealer Manager that it will waive all or a portion of the reallowance of the Distribution and Servicing Fee (the “Waived Amount”), and such Waiver shall be binding and irrevocable as to Participating Broker-Dealer, and shall only apply to Class T Shares sold through Participating Broker-Dealer on or after the Effective Waiver Date (as defined herein). The Waiver will become effective within three (3) business days of receipt by the Dealer Manager of such Waiver (the “Effective Waiver Date”). The Dealer Manager shall forward the Waiver to the Company within ten (10) business days of the Dealer Manager’s receipt of such Waiver.
(iii) Termination of Distribution and Servicing Fee.
The Company will cease paying the Distribution and Servicing Fee to the Dealer Manager upon the earliest to occur of the following: (i) a listing of the Class T Shares on a national securities exchange; (ii) following the completion of the Offering, the date on which total underwriting compensation in the Offering equals (a) 10% of the gross proceeds from the Primary Offering less (b) all Waived Amounts; (iii) there are no longer any Class T Shares outstanding; (iv) the fourth anniversary of the last day of the fiscal quarter in which the Primary Offering terminates; (v) with respect to a Class T Share sold in the Primary Offering, the date on which a Participating Broker-Dealer receives (a) total underwriting compensation equal to 10% of the gross proceeds from such Class T Share less (b) the Waived Amount; or (vi) with respect to a Class T Share sold in the Primary Offering, the date on which the holder of such Class T share or its agent notifies the Company or its agent that he or she is represented by a new Participating Broker-Dealer; provided that the Company will continue paying the Distribution and Servicing Fee to the Dealer Manager, which shall reallow the Distribution and Servicing Fee the Participating Dealer if the new Participating Dealer enters into a Participating Broker-Dealer Agreement with the Dealer Manager or otherwise agrees to provide the services set forth in Exhibit A to this Agreement. The Company will not pay to the Dealer Manager any Distribution and Servicing Fees in connection with the purchase of any Class A Shares, Class I Shares or the purchase of any Class T Shares pursuant to the DRP.

2.	Governing Law.
The provisions of this Sixth Amendment shall be construed and interpreted in accordance with the laws of the State of Florida, and venue for any action brought with respect to any claims arising out of this Sixth Amendment shall be brought exclusively in Hillsborough County, Tampa.

3.	Counterparts.
This Sixth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.
Except as expressly set forth herein, the Dealer Manager Agreement remains unmodified and unchanged and the parties hereto ratify and confirm the Dealer Manager Agreement as amended hereby.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment effective as of the Effective Date.

CARTER VALIDUS MISSION CRITICAL
REIT II, INC.

By: /s/ John E. Carter
       John E. Carter
       Chief Executive Officer

CARTER VALIDUS ADVISORS II, LLC

By: /s/ Lisa A. Drummond
       Lisa A. Drummond
       Chief Operating Officer and Secretary

SC DISTRIBUTORS, LLC

By: /s/ Patrick Miller
      Patrick Miller
      President

[Signature Page to Sixth Amendment to the Amended And Restated Dealer Manager Agreement]